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                                   EXHIBIT II

                  MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

                     QUARTERS ENDED MARCH 31, 1996 AND 1995



                                                   1996            1995
                                                ----------       ---------
Net Income                                      $1,433,390       $1,128,527
                                                ==========       ==========


Common shares outstanding                        6,260,040        6,264,040

Effect of weighting treasury stock acquired         -                -
                                                ---------        ----------



Common and common equivalent shares used in
   computing earnings per share                  6,260,040        6,264,040
                                                ==========       ==========




Earnings per share                              $      .23       $      .18
                                                ==========       ==========



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